Exhibit 10.3

EMPLOYMENT AGREEMENT

To: Melanie Mroz:

This Employment Agreement (this “Agreement”), dated as of May 12, 2008 (the “Effective Date”), establishes the terms of your continued employment with SouthPeak Interactive Corporation, a Delaware corporation (the “Company”).

1. Employment Duties. You and the Company agree to your employment as Chief Executive Officer and President on the terms contained herein. In such position, you will report directory to the Company’s Board of Directors (the “Direct Report”). You agree to perform whatever duties the Direct Report may assign you from time to time that are reasonably consistent with your position. During your employment, you agree to devote your full business time, attention, and energies to performing those duties (except as the Company may otherwise agree).

2. Term. The initial term of this Agreement shall be for a period of three years, commencing as of the Effective Date, unless terminated earlier pursuant to Section 7 below. This Agreement shall automatically renew for successive one-year periods thereafter (the initial term and each such renewal period are collectively referred to as the “Term”) unless, at least three months prior to the expiration of the initial term or any such renewal period, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the then-current initial term or renewal period, as applicable (a “Notice of Non-Renewal”). In the event a Notice of Non-Renewal is delivered by either party as provided above then, as of the end of the Term, unless you are no longer an employee of the Company as of such time, you shall become an at-will employee of the Company (provided that the provisions of this Agreement that expressly survive termination shall continue to apply to you).

3. Compensation.

(a) Salary. For all services rendered by you under this Agreement, the Company will pay you an annual salary (the “Salary”) of not less than US$150,000, which may be increased, but not decreased, from time to time in such amounts as may be determined by the Company’s Board of Directors (the “Board”) or the compensation committee thereof, in accordance with its generally applicable payroll practices.

(b) Bonus. In addition to your Salary, you shall be eligible during the Term to receive an annual bonus (the “Bonus”) based on the Company’s achievement of its financial performance goals, as determined by the Board or its compensation committee. Any such Bonus earned hereunder will be paid within 90 days after the end of the Company’s fiscal year. You must be employed at the end of the applicable fiscal year in order to receive any Bonus to which you are otherwise entitled pursuant to the terms of this Section 3(b).

(c) Equity. You shall be eligible to receive equity awards under any incentive compensation, stock option or other equity plans of the Company now in effect or which may be in effect at any time during the Term, subject to the discretion of the Board or any committee thereof designated to administer any such plan.

4. Employee Benefits. During the Term, the Company will provide you with the same benefits as it makes generally available from time to time to the Company’s senior executives, as those benefits are amended or terminated from time to time. Your participation in the Company’s benefit plans will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company, in its sole discretion, may adopt, modify, interpret, or discontinue such plans or policies.

5. Vacation. You shall accrue at least four weeks of paid vacation per year. All terms and conditions of your vacation benefit will be governed by the Company’s policies in effect from time to time.

6. Expenses. The Company will reimburse you for reasonable travel and other business-related expenses you incur for the Company in performing your duties under this Agreement. You must itemize and substantiate all requests for reimbursement and submit such reimbursement requests in accordance with the Company’s policies in effect from time to time.

7. No Other Employment. While the Company employs you, you agree that you will not, directly or indirectly, provide services to any person or organization for which you receive compensation or otherwise engage in activities that would conflict or interfere significantly with your faithful performance of your duties as an employee without the Board’s prior written consent. Notwithstanding the foregoing, you may (a) make and manage personal passive business investments of your choice and serve in any director or similar type capacity with up to three civic, educational or charitable organizations, or any trade association, without seeking or obtaining the approval of the Board, provided such activities do not materially interfere or conflict with the performance of your duties hereunder, and (b) with the approval of the Board, serve on the boards of directors of other corporations.

8. Termination. Subject to the provisions of this Section 8 and of Section 9, you and the Company agree that it may terminate your employment, or you may resign, prior to the expiration of the Term, except that, if you voluntarily resign, you must provide the Company with 30 days’ prior written notice (unless the Board or your Direct Report has previously waived such notice in writing or authorized a shorter notice period).

(a) For Cause. The Company may terminate your employment for “Cause” if you:

(i) commit a material breach of (A) your obligations or agreements under this Agreement or (B) any of the covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation (collectively, “Restrictive Covenants”) applicable to you under any stock option agreement or other agreement entered into (whether before, on or after the date hereof) between you and the Company;

(ii) willfully neglect or fail to perform your material duties or responsibilities to the Company, such that the business or reputation of the Company is (or is threatened to be) materially and adversely affected;

(iii) commit an act of embezzlement, theft, fraud or any other act of dishonesty involving the Company or any of its customers; or

(iv) are convicted of or plead guilty or no contest to a felony or other crime that involves moral turpitude.

Your termination for Cause will be effective immediately upon the Company’s mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses (i) or (ii) above, the Company will specify in writing to you the nature of the breach, act, omission, refusal, or failure that it deems to constitute Cause and give you 30 days after you receive such notice to the correct the situation (and thus avoid termination for Cause), if such situation is capable of being corrected, unless the Company agrees to extend the time for correction.

(b) Without Cause. Subject to the applicable provisions in Sections 9 below, the Company may terminate your employment under this Agreement before the end of the Term without Cause.

(c) Disability. If you become disabled (as defined below), the Company may terminate your employment. You are “disabled” if you are unable, despite whatever reasonable accommodations the law requires, to render services to the Company for more than 90 consecutive days because of physical or mental disability, incapacity, or illness. You are also “disabled” if you are found to be disabled within the meaning of the Company’s long-term disability insurance coverage as then in effect (or would be so found if you applied for the coverage or benefits).

(d) Death. If you die during the Term, the Term will end as of the date of your death.

9. Consequences of Termination Prior to the Expiration of the Term.

(a) Payments on Termination. If you resign or the Company terminates your employment with or without Cause or because of disability or death, the Company will pay you any unpaid portion of your Salary pro-rated through the date of actual termination, reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company’s policies), and provide such other benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as otherwise provided in this Agreement or in your option, restricted stock or other equity instrument agreements, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation.

(b) Termination Due to Disability. If your employment is terminated prior to the end of the Term due to disability, as determined in accordance with Section 8(c), the Company shall, in addition to the payments set forth in Section 9(a), continue to pay your Salary, as then in effect, for a period of 3 months after the date of termination of your employment (after which time the Company shall have no further obligation to pay Salary hereunder).

(c) Termination by the Company Without Cause. Anything contained herein to the contrary notwithstanding, if before the end of the Term the Company terminates your employment without Cause (other than as a result of your death or disability), you shall be entitled to the following, in addition to the payments set forth in Section 9(a):

(i) the Company shall continue to pay your Salary, as then in effect, for a period of 3 months after the date of termination of your employment (the “Separation Period”) (after which time the Company shall have no further obligation to pay Salary hereunder); and

(ii) the Company shall provide you and your beneficiaries, throughout the Separation Period and at the Company’s expense, with continued coverage under the group medical care, disability and life insurance benefit plans or arrangements in which you are participating at the time of termination; provided, however, that if such coverage is precluded by the terms of the Company’s benefit or insurance policies, the Company shall make a cash payment to you in an amount sufficient to allow you to obtain comparable benefits for such period; and provided, further, that the Company’s obligation to provide such coverage shall be terminated if you obtain equivalent substitute coverage from another employer at any time during the Separation Period.

(d) Conditions to Separation of Employment Benefits. Notwithstanding anything to the contrary contained herein, it shall be a condition to the Company’s continued obligations under Sections 9(b) and (c) hereof that you comply with, and you agree to return any payments previously made to you under Sections 9(b) and (c) hereof if you fail to comply with, any Restrictive Covenants applicable to you. You are not required to mitigate amounts payable under this Section 9(d) by seeking other employment or otherwise, nor must you return to the Company amounts earned under subsequent employment.

10. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

(a) Unauthorized Disclosure. You agree and understand that in your position with the Company, you have been and will be exposed to and have and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). You agree that at all times during your employment with the Company and thereafter, you shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with your employment with the Company, unless required by law to disclose such information, in which case you shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible so as to enable the Company to seek an appropriate protective order or confidential treatment. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of your employment with the Company, you shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during or prior to your employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

(b) Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of your exposure to the Confidential Information of the Company and its affiliates, you agree that you shall not, during your employment with the Company (whether during the Term or thereafter) and for a one-year period thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this paragraph (b), so long as you do not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) interactive video game publishing. During the one-year period following the termination of your employment with the Company, upon request of the Company, you shall notify the Company of your then-current employment status.

(c) Non-Solicitation of Employees. During the Restriction Period, you shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.

(d) Non-Interference with Customers. During the Restriction Period, you shall not  contact, induce or solicit (or assist any Person to contact, induce or solicit) any Person which has a business relationship with the Company or of any of its affiliates to terminate, curtail or otherwise limit such business relationship.

(e) Proprietary Rights. You shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by you, either alone or in conjunction with others, during your employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, you hereby assign all of your right, title and interest in and to all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. you acknowledge that any rights in any developments constituting a work made for hire under the U.S. Copyright act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as your employer. Whenever requested to do so by the Company, you shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of your employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by you while employed by the Company, and shall be binding upon your employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain your signature on any document needed in connection with the actions described in this paragraph, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact to act for and your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this section with the same legal force and effect as if executed by you.

(f) Remedies. You agree that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; you therefore also agree that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by you and/or any and all Persons acting for and/or with you, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from you. You and the Company further agree that the provisions of the covenants contained in this Section 10 are reasonable and necessary to protect the businesses of the Company and its affiliates because of your access to Confidential Information and his material participation in the operation of such businesses.

11. Expiration. The expiration of this Agreement upon the end of the Term following the delivery of a Notice of Non-Renewal does not constitute termination without Cause and does not entitle you to any benefits under Section 9(c).

12. Cooperation After Termination of Employment. Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of your pending work on behalf of the Company including, but not limited to, any litigation in which you are involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall reimburse you for any out-of-pocket expenses you incur in performing any work on behalf of the Company following the termination of your employment.

13. Restrictive Covenants. The Company and you acknowledge that the Restrictive Covenants applicable to you pursuant to any agreement entered into between you and the Company (a) shall remain in full force and effect, notwithstanding the execution and delivery of this Agreement by the parties, and (b) are intended by the parties to survive, and do survive, the expiration or termination of this Agreement and your employment with the Company.

14. Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case such corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had originally been made a party hereto, but may not otherwise may not assign or otherwise transfer this Agreement or any or all of its rights, duties, obligations, or interests hereunder. You may not assign or otherwise transfer this Agreement or any or all of your rights, duties, obligations, or interests hereunder.

15. Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

16. Amendment; Waiver. Neither you nor the Company may modify, amend or waive the terms of this Agreement other than by a written instrument signed by you and by another executive officer of the Company duly authorized by the Board. Either party’s waiver of the other party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

17. Withholding. All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation.

18. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia exclusive of its choice of law provisions.

19. Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 7 through 20 of this Agreement shall survive the termination or expiration, for any reason, of this Agreement.

20. Notices. Notices and other communications under this Agreement must be given in writing by personal delivery, by certified mail, return receipt requested, or by overnight delivery. You should send or deliver your notices to the Company’s corporate headquarters, to the attention of the Company’s Secretary. The Company will send or deliver any notices given to you at your address as reflected in the Company’s personnel records. You and the Company may change the notice address by providing notice of such change. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, or the date of guaranteed delivery by overnight service, at the applicable address set forth above.

21. Entire Agreement. This Agreement supersedes any prior oral or written agreements, negotiations, commitments, and writings between you and the Company with respect to the subject matter hereof. All such other agreements, negotiations, commitments, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

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If you accept the terms of this Agreement please sign in the space indicated below. You are encouraged to consult with any advisors you choose regarding this Agreement.

SOUTHPEAK INTERACTIVE CORPORATION

By:
Name:	Abhishek Jain
Title:	Chairman, President and Chief Executive Officer

I accept and agree to the terms of employment set forth in this Agreement:

Signature:
Name:	Melanie Mroz
Date:	May 12, 2008